Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

First Community Bankshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value	Rule 457 (c) and 457(h)	1,000,000(1)	$30.67(2)	$30,670,000	$110.20 per million	$3,379.83
Total Offering Amounts					$30,670,000
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$3,379.83

(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock as may be issuable as a result of corporate transactions, such as a stock split, stock dividend, recapitalization or similar transaction with respect to the Common Stock.

(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on $30.67 the average of the high and low prices per share of the common stock, par value $1.00 per share (the “Common Stock”), of First Community Bankshares, Inc. as reported on the NASDAQ Stock Market on March 3, 2023.